Exhibit 3.3

RESOLUTION TO ADOPT AMENDMENTS TO THE BYLAWS OF BIG CAT ENERGY CORPORATION:

RESOLVED that an amendment to the Bylaws of the Company is approved and adopted in the form attached hereto as Exhibit A, the purpose of the amendment being to change the name of the Company on the bylaws to conform with the name change in the Articles of Incorporation, to amend and restate Article II, Section 3 of the Bylaws in its entirety, and to authorize a complete amendment and restatement of the Bylaws to incorporate the foregoing changes into the Bylaws as an integrated document.

Exhibit A:

AMENDMENT NUMBER ONE TO THE BYLAWS
OF BIG CAT ENERGY CORPORATION

The Board of Directors of Big Cat Energy Corporation (the “Company”) adopted the following amendments to the Bylaws of the Company on July 27, 2009:

1.	The name of the Company having previously been changed to Big Cat Energy Corporation by a vote of the stockholders, the title of the Bylaws is hereby amended to read:

BYLAWS
OF
BIG CAT ENERGY CORPORATION
A Nevada Corporation

2.	Article II, Section 3 of the Bylaws is hereby amended and restated in its entirety to read as follows:

Section 3. SPECIAL MEETINGS. Special meetings of the shareholders may be called at any time by the Board of Directors, by the Chair of the Board, or by the President.   If a special meeting is called by anyone other than the Board of Directors, the person or persons calling the meeting shall make a request in writing, delivered personally or sent by registered mail or by telegraphic or other facsimile transmission, to the Chair of the Board or to the President, specifying the proposed time and date of the meeting and the general nature of the business proposed to be transacted.  Within 30 days after receipt, the officer receiving the request shall cause notice to be given to the shareholders entitled to vote, in accordance with the provisions of Sections 4 and 5 of this Article II, stating that a meeting will be held at the time requested by the person(s) calling the meeting, and stating the general nature of the business proposed to be transacted. The date of the proposed meeting may be postponed or delayed, if necessary, in order to complete filings of proxy or information statements with the Securities and Exchange Commission.   If notice is not given within 30 days after receipt of the request (or such longer time as necessitated for regulatory review), the person or persons requesting the meeting may give the notice.   Nothing contained in this paragraph shall be construed as limiting, fixing, or affecting the time when a meeting of shareholders called by action of the Board may be held.

3.	These Bylaws may be amended and restated in their entirety to incorporate the foregoing changes into the official Bylaws of the Company.

RICHARD  STIFEL
Richard G. Stifel, Secretary